Exhibit 99.1

LIBERTY GLOBAL REPORTS SECOND QUARTER 2008 RESULTS

Continued OCF Growth and Margin Expansion

Substantial Improvement in Free Cash Flow

New $500 Million Stock Repurchase Program Announced

Englewood, Colorado – August 5, 2008: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter (“Q2”) ended June 30, 2008. Highlights for the quarter compared to the results for the same period last year (unless noted), include:

•	Revenue increased 25% to $2.73 billion

•	Operating Cash Flow (“OCF”)[1] increased 34% to $1.15 billion

•	OCF margin[2] expanded to 42.3% in Q2, a 280 basis point improvement

•	Organic telephony and broadband internet adds totaled 320,000, in-line with Q2 ‘07

•	Total organic RGU[3] additions of 249,000 in Q2

•	Net earnings of $428 million as compared to a loss in Q2 ‘07

•	Free Cash Flow (“FCF”)[4] improved to $318 million from $42 million in Q2 ‘07

•	Repurchased $1.6 billion of equity YTD, resulting in a 12% decrease in shares outstanding this year, and a reduction of approximately 35% over the last three years

President and CEO Mike Fries said, “Our results reflect a number of positive trends but also the continuation of certain operational challenges, particularly in some of our European markets. For the first six months of 2008, we achieved rebased5 revenue and OCF growth rates of 6% and 14%, respectively. Our OCF growth for the period was consistent with our expectation, however, our revenue growth was below forecast. We are actively working on certain competitive challenges, particularly in Austria, Hungary and Romania. Excluding those markets, our year-to-date rebased revenue and OCF growth would have improved to over 7% and 16%, respectively. Recent operational initiatives are expected to show positive effects over the coming quarters. On the back of UPC Broadband’s (“UPC”) increased digital cable revenue and consistent levels of voice and data additions, we are seeing signs of revenue stabilization at UPC. Despite these positive developments, we believe it is prudent to lower our 2008 financial targets by 1%, resulting in guidance for full year rebased revenue growth of 6-8% and rebased OCF growth of 13-15%.”

“During the second quarter, we repurchased approximately $845 million of our equity, bringing our 2008 total to $1.6 billion. Over the last three years, we have returned over $5.2 billion to our shareholders through buybacks and, as a result, our shares outstanding have been reduced by approximately 35%. Supporting our conviction to repurchase our equity is our growth in operating cash flow and also free cash flow, the latter of which was $445 million through the six months ended June 30, up nearly 350% over the comparable 2007 period. Our continued prospects for OCF and FCF growth provide us with the confidence to pursue our leveraged equity strategy. As a result, our Board of Directors recently authorized a new $500 million share repurchase program. We remain committed to our equity and to the extent that the market continues to undervalue our company, we look forward to capitalizing on that opportunity for the benefit of shareholders.”

Subscriber Statistics

At June 30, 2008, we had 16.1 million customers subscribing to 24.7 million total services. Of our total RGU base, video accounts for 59% or 14.7 million RGUs, broadband internet accounts for 23% or 5.7 million RGUs, and telephony accounts for the remaining 17% or 4.3 million RGUs. We continue to experience strong growth in our advanced services6 , adding over 2.9 million RGUs in the last twelve months. As a result, advanced services now represent 15.2 million or 62% of our total subscription base at June 30, 2008. Similarly, we have increased our bundled customers in the last year by 17% to 5.8 million or 36% of our customer base. This reflects an increase in our bundled customers of over 800,000 since June 30, 2007.

For the quarter ended June 30, 2008, we added 249,000 RGUs on an organic basis, representing a 7% decrease from our 266,000 organic subscriber gain in the quarter ended June 30, 2007. Specifically, our 249,000 organic additions in the second quarter reflect combined subscriber additions from telephony and broadband internet of 320,000 and video subscriber losses of 71,000.

In terms of our second quarter organic telephony additions, we experienced a gain of 166,000, a 3% increase over the quarter ended June 30, 2007. Our Western European operations experienced an organic gain of 20,000 telephony subscribers over last year’s second quarter, led largely by contributions from Austria and Switzerland. With respect to broadband internet, we added 154,000 organic subscribers, which conversely were down 3% or 5,000 from last year’s second quarter, due in large part to lower additions from VTR. In the quarter, our broadband additions were positively impacted by J:COM’s further roll-out of DOCSIS 3.0, which helped fuel a record gain for J:COM of 38,000 organic internet additions. J:COM finished the quarter with over 55,000 subscribers taking its 160 Mbps product.

At June 30, 2008, our 14.7 million video subscriber base consisted of 9.5 million analog cable and MMDS7 and 5.2 million digital cable and DTH subscribers. Our organic loss of 71,000 video subscribers in the quarter resulted from an organic loss of 119,000 video subscribers at our European operations (UPC and Telenet) offset by organic video additions of 48,000 at our Japanese, Chilean and Australian operations. Similar to our first quarter, we continue to experience heightened competition for analog subscribers in many of our European markets. Over 75% of our European video loss was attributable to the Netherlands, Romania, Ireland and the Czech Republic, although both the Netherlands and the Czech Republic did demonstrate modest improvements sequentially from the first quarter of 2008, partially as a result of strong digital cable additions and churn reduction initiatives.

The video highlight of the second quarter was our digital cable business, which experienced record quarterly organic additions of 336,000 RGUs, which represents 74% growth over the quarter ended June 30, 2007, and a 24% sequential increase over the quarter ended March 31, 2008. Contributing to our totals in the second quarter were our newest digital markets, Hungary and Poland, which added a combined 59,000 digital cable subscribers. Additionally, several other markets experienced improvements on both a year-over-year and a sequential basis, including the Netherlands, Austria, and VTR. With a digital product now offered in all markets, we are focused on driving consolidated digital penetration8 beyond its current level of 30% and are well-positioned to upsell ARPU9 enhancing products, such as the digital video recorder, high definition and video-on-demand, across our digital customer base.

Revenue

For the three and six months ended June 30, 2008, revenue increased by 25% to reach $2.73 billion and $5.34 billion, as compared to $2.18 billion and $4.29 billion, respectively. Our reported revenue has been favorably impacted by the weakening U.S. dollar relative to most of our international currencies and reflects our diversified base of operating assets. Excluding the impact of foreign exchange movements on our revenue, our growth for both the three and six months ended June 30, 2008 was 8%, as compared to the prior year periods.

In terms of rebased growth, revenue increased 6% for both the three and six months ended June 30, 2008. This organic growth is directly related to higher subscriber volumes, particularly those related to advanced services. In terms of second quarter performance, we achieved rebased growth in our key segments of 13% for VTR, 7% for J:COM, 6% for Telenet, and 4% for UPC. VTR’s growth rate represents a 290 basis point improvement over its corresponding rebased revenue growth rate in the first quarter of 2008. UPC’s rebased revenue growth rate stabilized in the second quarter as compared to the first quarter of 2008, aided in part by increased contribution from digital cable revenue. However, UPC’s revenue growth rate continues to be impacted by internet and telephony ARPU compression in most markets, as well as analog video churn.

Average revenue per customer relationship continues to meaningfully expand as we drive our bundled penetrations higher. For the three months ended June 30, 2008, our aggregate ARPU per customer increased 23% to $47.34, as compared to the same period last year. This growth was directly related to a combination of the weakening U.S. dollar against our local currencies on a year-over-year basis and segment level improvement. On a local currency basis, our key reporting segments, UPC, Telenet, VTR and J:COM, all experienced ARPU per customer increases in the second quarter, as compared to the prior year quarter, with UPC, Telenet and VTR achieving ARPU per customer increases ranging between 8% and 10%. Overall, these results reflect the success of our bundling initiatives which have increased our bundled ratio by 6% to 1.53 at June 30, 2008 from 1.44 at June 30, 2007. Underlying this growth has been the continued emergence of the triple play bundle, as we finished the second quarter with 2.8 million triple play customers, an increase of 31% since June 30, 2007.

Operating Cash Flow

Operating cash flow increased to $1.15 billion and $2.26 billion for the three and six months ended June 30, 2008, respectively, a 34% increase during both periods, as compared to the corresponding periods of last year. Excluding the impact of foreign exchange movements, OCF yielded mid-teens growth of 15% and 16% for the three and six months ended June 30, 2008, as compared to the three and six months ended June 30, 2007. On an organic basis, our OCF results reflect rebased growth of 13% for the second quarter and 14% on a year-to-date basis, with all four key reporting segments (UPC, Telenet, J:COM and VTR) maintaining double-digit year-to-date rebased growth levels. In the second quarter, our rebased OCF growth was supported by our operations in Ireland, Poland, Chile, Slovakia, and Australia, all of which generated rebased growth rates above 20%.

OCF margin expansion remains a core focus and key measure of our operational progress. For the three and six months ended June 30, 2008, our OCF margin reached 42.3% and 42.2%, respectively. These OCF margins represent 280 and 290 basis point improvements over the comparable periods in 2007. With respect to year-to-date segment performance, UPC, Telenet, J:COM, and VTR all reported OCF margins in excess of 40%. Additionally, each of these segments generated OCF margin increases for the six months ended June 30, 2008 as compared to the prior year period, with particularly impressive year-over-year expansion reported by UPC and VTR with 390 and 330 basis point improvements, respectively.

Net Earnings

For the three and six months ended June 30, 2008, we realized net earnings of $428 million and $273 million, respectively, or $1.11 and $0.55 per diluted share. This compares favorably to our net loss of $130 million and $266 million or $0.34 and $0.69 per share for the three and six months ended June 30, 2007. The net earnings that we reported during the 2008 periods is primarily attributable to the fact that our operating income and our gains on derivative instruments and movements in foreign currency exchange rates more than offset increases in our interest and income tax expenses.

Capital Expenditures and Free Cash Flow

Capital expenditures for the three and six months ended June 30, 2008 were $562 million and $1,081 million, as compared to $447 million and $952 million for the three and six months ended June 30, 2007, respectively. Most of the increase in capital spending during the 2008 periods, as compared to the corresponding 2007 periods, was due to foreign currency exchange rate movements. As a percentage of revenue, capital expenditures were 21% and 20% for the three and six months ended June 30, 2008, as compared to 21% and 22% for the corresponding prior year periods, respectively. Of our capital expenditures for the six months ended June 30, 2008, approximately 58% related to customer premise equipment and scalable infrastructure, 23% related to line extensions and upgrade and rebuild activity, and the remaining 19% related primarily to support capital.

With respect to Free Cash Flow, we reported $318 million and $445 million of FCF for the three and six months ended June 30, 2008, respectively. These amounts represent improvements of $276 million and $346 million, as compared to our FCF of $42 million and $99 million for the three and six months ended June 30, 2007, respectively. The improvement in FCF over the first half of 2008 as compared to the prior year period in 2007 was a result of a $476 million increase in cash provided by operating activities partially offset by a $130 million increase in capital expenditures during the six month period in 2008.

Leverage and Liquidity

At June 30, 2008, total debt was $19.8 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $1.7 billion, resulting in net debt of $18.1 billion.10 As compared to December 31, 2007, our net debt balance has increased by approximately $2.3 billion. This increase results primarily from the impact of our stock repurchase program, the translation impact of a depreciating dollar on our non-dollar denominated debt and incremental borrowings. Despite the increase in our debt since December 31, 2007, our underlying OCF growth has enabled us to report lower gross and net leverage ratios11 of 4.3x and 3.9x, respectively, as compared to 4.8x and 4.1x at December 31, 2007, respectively. We continue to maintain a relatively low borrowing cost, as our weighted average interest rate12 on our debt borrowings at June 30, 2008 was approximately 5.6%, as compared to 5.9% at December 31, 2007. In addition, our near-term maturities are negligible, as less than 2% of our total debt is due within the next twelve months.

In addition to our existing cash on hand, we maintain incremental liquidity through our revolving and/or redrawable credit facilities. At June 30, 2008, our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our applicable facilities (including those at UPC Broadband Holding, Telenet, J:COM and Austar), without regard to covenant compliance calculations, was approximately $2.6 billion.13 Of this amount, our redrawable term loans I and L under our UPC Broadband Holding credit facility account for approximately €855 million ($1.3 billion), of which we expect to be able to borrow approximately €732 million ($1.2 billion), upon completion of our second quarter bank reporting requirements. It should be noted that during the second quarter, we rolled our €250 million UPC Holding facility into Facility M under the UPC Broadband Holding credit facility. As a result of the roll-in, we reduced our borrowing cost on this €250 million to EURIBOR plus 2.0% and extended the maturity to 2014.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2008, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2008 guidance targets, our future growth prospects, the timing and impact of our roll-out of digital and broadband products and services, and our borrowing availability; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; our expectations concerning future repurchases of our stock; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9447
K.C. Dolan	+1 303.220.6686

[1]	Please see page 12 for our operating cash flow definition and the required reconciliation.

[2]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[3]

Please see page 19 for definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[4]

Free cash flow or FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our condensed consolidated statements of cash flows. See page 14 for more information on FCF and the required reconciliation.

[5]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2008 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2008 and (iii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 9 for supplemental information.

[6]	Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

[7]	MMDS refers to multi-channel multipoint (microwave) distribution system subscribers.

[8]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

[9]

ARPU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period.

[10]

Total debt includes capital lease obligations. Total cash and cash equivalents includes $480 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

[11]	Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.

[12]

The weighted average interest rate excludes capital lease obligations and the impact of our interest rate derivative agreements, deferred financing costs and commitment fees, all of which affect our overall cost of borrowing.

[13]

The $2.6 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under each of our applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $260 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,210.9	$2,035.5
Trade receivables, net	867.7	1,003.7
Deferred income taxes	322.9	319.1
Derivative instruments	279.1	230.5
Other current assets	333.4	335.8

Total current assets	3,014.0	3,924.6
Restricted cash	475.5	475.5
Investments	1,394.8	1,171.5
Property and equipment, net	11,395.5	10,608.5
Goodwill	13,657.4	12,626.8
Intangible assets subject to amortization, net	2,542.9	2,504.9
Other assets, net	1,411.0	1,306.8

Total assets	$33,891.1	$32,618.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$684.1	$804.9
Deferred revenue and advance payments from subscribers and others	870.6	933.8
Current portion of debt and capital lease obligations	310.8	383.2
Derivative instruments	303.4	116.2
Accrued interest	165.2	341.2
Accrued capital expenditures	172.3	194.1
Other accrued and current liabilities	1,208.9	1,084.1

Total current liabilities	3,715.3	3,857.5
Long-term debt and capital lease obligations	19,475.0	17,970.2
Other long-term liabilities	2,852.3	2,508.8

Total liabilities	26,042.6	24,336.5

Commitments and contingencies
Minority interests in subsidiaries	2,698.2	2,446.0

Stockholders’ equity	5,150.3	5,836.1

Total liabilities and stockholders’ equity	$33,891.1	$32,618.6

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	in millions, except per share amounts
Revenue	$2,729.9	$2,180.6	$5,340.9	$4,286.6

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	1,063.1	906.1	2,091.8	1,783.5
Selling, general and administrative (SG&A) (including stock-based compensation)	555.0	453.5	1,076.9	901.0
Depreciation and amortization	744.0	610.2	1,448.1	1,204.2
Impairment, restructuring and other operating charges, net	3.3	0.6	1.8	5.9

	2,365.4	1,970.4	4,618.6	3,894.6

Operating income	364.5	210.2	722.3	392.0

Non-operating income (expense):
Interest expense	(290.7)	(226.3)	(570.3)	(459.3)
Interest and dividend income	17.1	24.1	51.9	48.5
Share of results of affiliates, net	0.3	9.5	2.8	23.1
Realized and unrealized gains on derivative instruments, net	406.4	73.9	71.0	63.6
Foreign currency transaction gains, net	210.4	49.0	383.0	73.3
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	22.8	(158.6)	44.8	(230.2)
Losses on extinguishment of debt, net	—	(23.3)	—	(23.3)
Other income (expense), net	1.3	(1.3)	0.9	(4.3)

	367.6	(253.0)	(15.9)	(508.6)

Earnings (loss) before income taxes and minority interests	732.1	(42.8)	706.4	(116.6)
Income tax benefit (expense)	(189.9)	60.9	(290.8)	54.6
Minority interests in earnings of subsidiaries, net	(114.0)	(147.8)	(143.0)	(203.8)

Net earnings (loss)	$428.2	$(129.7)	$272.6	$(265.8)

Basic earnings (loss) per share	$1.33	$(0.34)	$0.82	$(0.69)

Diluted earnings (loss) per share	$1.11	$(0.34)	$0.55	$(0.69)

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2008	2007
	in millions
Cash flows from operating activities:
Net earnings (loss)	$272.6	$(265.8)
Net adjustments to reconcile net earnings (loss) to net cash provided by operating activities	1,254.1	1,317.0

Net cash provided by operating activities	1,526.7	1,051.2

Cash flows from investing activities:
Capital expended for property and equipment	(1,081.4)	(951.8)
Cash paid in connection with acquisitions, net of cash acquired	(136.6)	(111.0)
Other investing activities, net	16.8	(31.0)

Net cash used by investing activities	(1,201.2)	(1,093.8)

Cash flows from financing activities:
Repurchase of LGI common stock	(1,613.7)	(645.5)
Repayments of debt and capital lease obligations	(446.3)	(1,008.2)
Borrowings of debt	853.7	2,209.4
Other financing activities, net	(11.4)	91.2

Net cash provided (used) by financing activities	(1,217.7)	646.9

Effect of exchange rates on cash	67.6	29.8

Net increase (decrease) in cash and cash equivalents	(824.6)	634.1
Cash and cash equivalents:
Beginning of period	2,035.5	1,880.5

End of period	$1,210.9	$2,514.6

Cash paid for interest	$725.5	$591.5

Net cash paid for taxes	$73.7	$31.6

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2008, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services and J:COM provides certain programming services. At June 30, 2008, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in Czech Republic, Poland, Romania, Slovakia and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2007, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three and six months ended June 30, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2008, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts for the three and six months ended June 30, 2007 to the same extent that such entities were excluded from our results for the three and six months ended June 30, 2008, and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2007 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2008. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2007 include JTV Thematics, Telesystems Tirol, nine small acquisitions in Europe and three small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2007 include JTV Thematics, Telesystems Tirol, twelve small acquisitions in Europe and three small acquisitions in Japan. Additionally, the disposed entities that were excluded in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2007 include our broadband communications operations in Brazil and Peru and our Liveshop operations in the Netherlands. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (“FX”), and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$310.6	$260.6	$50.0	19.2	2.8	—
Switzerland	268.5	212.3	56.2	26.5	6.8	—
Austria	143.9	122.2	21.7	17.8	1.5	—
Ireland	95.6	74.7	20.9	28.0	10.5	—

Total Western Europe	818.6	669.8	148.8	22.2	4.7	3.7

Hungary	108.5	93.9	14.6	15.5	(0.4)	—
Other Central and Eastern Europe	253.7	195.7	58.0	29.6	6.2	—

Total Central and Eastern Europe	362.2	289.6	72.6	25.1	4.1	3.6

Central and corporate operations	2.9	1.8	1.1	61.1	50.0	—

Total UPC Broadband Division	1,183.7	961.2	222.5	23.1	4.6	3.7
Telenet (Belgium)	387.9	313.2	74.7	23.9	6.8	6.3
J:COM (Japan)	691.1	533.4	157.7	29.6	12.2	6.5
VTR (Chile)	194.6	154.5	40.1	26.0	12.7	12.7
Corporate and other	294.7	237.9	56.8	23.9	9.9	—
Intersegment eliminations	(22.1)	(19.6)	(2.5)	(12.8)	2.7	—

Total consolidated LGI	$2,729.9	$2,180.6	$549.3	25.2	8.0	6.0

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$611.7	$512.6	$99.1	19.3	3.6	—
Switzerland	520.9	419.6	101.3	24.1	6.0	—
Austria	283.7	242.2	41.5	17.1	1.7	—
Ireland	184.0	148.4	35.6	24.0	7.6	—

Total Western Europe	1,600.3	1,322.8	277.5	21.0	4.5	3.5

Hungary	208.5	183.9	24.6	13.4	(0.3)	—
Other Central and Eastern Europe	488.6	379.2	109.4	28.9	7.2	—

Total Central and Eastern Europe	697.1	563.1	134.0	23.8	4.8	3.9

Central and corporate operations	5.6	7.2	(1.6)	(22.2)	(32.7)	—

Total UPC Broadband Division	2,303.0	1,893.1	409.9	21.7	4.4	3.5
Telenet (Belgium)	762.3	613.3	149.0	24.3	7.9	7.5
J:COM (Japan)	1,370.4	1,066.7	303.7	28.5	12.3	6.6
VTR (Chile)	381.1	299.9	81.2	27.1	11.3	11.3
Corporate and other	569.9	453.7	116.2	25.6	11.4	—
Intersegment eliminations	(45.8)	(40.1)	(5.7)	(14.2)	0.7	—

Total consolidated LGI	$5,340.9	$4,286.6	$1,054.3	24.6	8.1	6.1

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$171.2	$132.6	$38.6	29.1	11.4	—
Switzerland	138.0	102.5	35.5	34.6	13.9	—
Austria	76.4	59.5	16.9	28.4	10.9	—
Ireland	35.7	24.1	11.6	48.1	28.1	—

Total Western Europe	421.3	318.7	102.6	32.2	13.4	12.2

Hungary	55.1	48.8	6.3	12.9	(2.8)	—
Other Central and Eastern Europe	132.0	98.8	33.2	33.6	7.8	—

Total Central and Eastern Europe	187.1	147.6	39.5	26.8	4.3	4.7

Central and corporate operations	(61.9)	(59.0)	(2.9)	(4.9)	10.3	—

Total UPC Broadband Division	546.5	407.3	139.2	34.2	13.5	12.6
Telenet (Belgium)	189.9	147.3	42.6	28.9	11.4	11.2
J:COM (Japan)	275.8	213.4	62.4	29.2	11.9	9.1
VTR (Chile)	81.9	59.5	22.4	37.6	23.3	23.3
Corporate and other	60.7	33.5	27.2	81.2	60.2	—

Total	$1,154.8	$861.0	$293.8	34.1	15.2	13.3

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$339.8	$260.6	$79.2	30.4	13.3	—
Switzerland	270.6	205.8	64.8	31.5	12.4	—
Austria	145.1	117.2	27.9	23.8	7.4	—
Ireland	69.6	46.7	22.9	49.0	29.3	—

Total Western Europe	825.1	630.3	194.8	30.9	13.1	12.0

Hungary	106.2	93.2	13.0	13.9	0.4	—
Other Central and Eastern Europe	250.9	187.4	63.5	33.9	10.1	—

Total Central and Eastern Europe	357.1	280.6	76.5	27.3	6.8	6.6

Central and corporate operations	(121.8)	(114.2)	(7.6)	(6.7)	7.5	—

Total UPC Broadband Division	1,060.4	796.7	263.7	33.1	13.8	12.8
Telenet (Belgium)	364.8	284.2	80.6	28.4	11.5	11.6
J:COM (Japan)	559.4	431.7	127.7	29.6	13.2	10.0
VTR (Chile)	157.5	114.0	43.5	38.2	20.9	20.9
Corporate and other	113.4	59.0	54.4	92.2	67.1	—

Total	$2,255.5	$1,685.6	$569.9	33.8	15.6	13.7

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of total segment operating cash flow to our earnings (loss) before income taxes and minority interests is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	in millions
Total segment operating cash flow	$1,154.8	$861.0	$2,255.5	$1,685.6
Stock-based compensation expense	(43.0)	(40.0)	(83.3)	(83.5)
Depreciation and amortization	(744.0)	(610.2)	(1,448.1)	(1,204.2)
Impairment, restructuring and other operating charges, net	(3.3)	(0.6)	(1.8)	(5.9)

Operating income	364.5	210.2	722.3	392.0
Interest expense	(290.7)	(226.3)	(570.3)	(459.3)
Interest and dividend income	17.1	24.1	51.9	48.5
Share of results of affiliates, net	0.3	9.5	2.8	23.1
Realized and unrealized gains on derivative instruments, net	406.4	73.9	71.0	63.6
Foreign currency transaction gains, net	210.4	49.0	383.0	73.3
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	22.8	(158.6)	44.8	(230.2)
Losses on extinguishment of debt, net	—	(23.3)	—	(23.3)
Other income (expense), net	1.3	(1.3)	0.9	(4.3)

Earnings (loss) before income taxes and minority interests	$732.1	$(42.8)	$706.4	$(116.6)

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2008:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,692.1	$—	$2,692.1	$419.9
UPC Holding (excluding VTR)	10,110.1	32.8	10,142.9	139.4
J:COM	1,495.1	525.5	2,020.6	303.9
Telenet	3,118.1	79.9	3,198.0	231.8
VTR	470.3	1.0	471.3	91.2
Austar	746.0	—	746.0	7.6
Chellomedia	346.4	—	346.4	10.1
Liberty Puerto Rico	168.5	—	168.5	4.5
Other operating subsidiaries	—	—	—	2.5

Total LGI	$19,146.6	$639.2	$19,785.8	$1,210.9

Capital Expenditures and Capital Lease Additions

The table below highlights our capital expenditures per category, as well as capital lease additions for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,		Six months ended June 30
	2008	2007	2008	2007
	in millions
Customer premises equipment	$235.8	$184.5	$467.6	$430.3
Scalable infrastructure	94.0	50.3	155.5	117.8
Line extensions	39.2	31.3	80.4	74.5
Upgrade/rebuild	96.2	95.6	173.9	158.9
Support capital	91.7	79.7	192.6	156.5
Other including Chellomedia	4.7	5.2	11.4	13.8

Total capital expenditures (“capex”)	$561.6	$446.6	$1,081.4	$951.8

Capital expenditures	$561.6	$446.6	$1,081.4	$951.8
Capital lease additions	30.2	40.5	71.6	88.8

Total capex and capital leases	$591.8	$487.1	$1,153.0	$1,040.6

As % of revenue
Capital expenditures	20.6%	20.5%	20.2%	22.2%
Capex and capital leases	21.7%	22.3%	21.6%	24.3%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $480 million of restricted cash related to our debt instruments.

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our condensed consolidated statements of cash flows. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The table below highlights the reconciliation of net cash provided by operating activities to FCF and FCF to Adjusted FCF for the three and six months ended June 30, 2008 and 2007, respectively:

	Three months ended June 30,		Six months ended June 30,
	2008	2007[3]	2008	2007
	in millions
Net cash provided by operating activities	$879.2	$488.5	$1,526.7	$1,051.2
Capital expenditures	(561.6)	(446.6)	(1,081.4)	(951.8)

FCF	$317.6	$41.9	$445.3	$99.4

FCF	$317.6	$41.9	$445.3	$99.4
Capital lease additions	(30.2)	(40.5)	(71.6)	(88.8)

Adjusted FCF	$287.4	$1.4	$373.7	$10.6

ARPU per Customer Relationship Table4

The following table provides ARPU per customer relationship for the three months ended June 30, 2008 and 2007:

	Three months ended June 30,
	2008	2007	% Change
UPC Broadband	€23.29	€21.46	8.5%
Telenet	€35.81	€32.54	10.0%
J:COM	¥7,426	¥7,354	1.0%
VTR	CLP 26,528	CLP 24,486	8.3%
Liberty Global Consolidated	$47.34	$38.43	23.2%

[3]

Our cash provided by operations for the three and six months ended June 30, 2007 differs from the previously reported amounts due to the reclassification of cash flows related to derivative instruments to align with the classification of the applicable underlying cash flows.

[4]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2008, March 31, 2008 and June 30, 2007:

	June 30, 2008	March 31, 2008	June 30, 2007	Q2’08 / Q1’08 (% Change)	Q2’08 / Q2’07 (% Change)
Total Customers
UPC Broadband	9,575,200	9,631,400	9,673,100	(0.6)%	(1.0)%
Telenet	1,977,400	1,979,400	2,041,700	(0.1)%	(3.1)%
J:COM	2,759,600	2,714,700	2,582,100	1.7%	6.9%
VTR	1,017,700	1,002,400	968,800	1.5%	5.0%
Other	811,700	795,300	784,300	2.1%	3.5%

Liberty Global Consolidated	16,141,600	16,123,200	16,050,000	0.1%	0.6%
Total Single-Play Customers	10,368,300	10,506,500	11,100,700	(1.3)%	(6.6)%
Total Double-Play Customers	3,017,000	2,974,200	2,839,500	1.4%	6.3%
Total Triple-Play Customers	2,756,300	2,642,500	2,109,800	4.3%	30.6%
% Double-Play Customers
UPC Broadband	16.0%	15.8%	15.1%	1.3%	6.0%
Telenet	26.1%	25.8%	23.6%	1.2%	10.6%
J:COM	27.4%	27.4%	27.6%	0.0%	(0.7)%
VTR	18.5%	16.8%	15.9%	10.1%	16.4%
Liberty Global Consolidated	18.7%	18.4%	17.7%	1.6%	5.6%
% Triple-Play Customers
UPC Broadband	13.3%	12.5%	9.1%	6.4%	46.2%
Telenet	18.2%	17.5%	13.3%	4.0%	36.8%
J:COM	25.7%	25.1%	23.5%	2.4%	9.4%
VTR	39.6%	39.5%	35.0%	0.3%	13.1%
Liberty Global Consolidated	17.1%	16.4%	13.1%	4.3%	30.5%
RGUs per Customer Relationship
UPC Broadband	1.43	1.41	1.33	1.4%	7.5%
Telenet	1.62	1.61	1.50	0.6%	8.0%
J:COM	1.79	1.78	1.75	0.6%	2.3%
VTR	1.98	1.96	1.86	1.0%	6.5%
Liberty Global Consolidated	1.53	1.51	1.44	1.3%	6.3%

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the second quarter of 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	in millions
UPC Holding:
Revenue	€881.8	€827.2	€1,751.9	€1,648.9
OCF	402.1	346.9	795.1	685.8
Chellomedia Programming[5]:
Revenue	€55.1	€45.6	€103.8	€86.6
OCF	14.0	12.6	27.1	23.7

	Debt, Cash and Leverage at June 30, 2008[6]
	Total Debt and Capital Lease Obligations[7]	Cash and Cash Equivalents	Senior Leverage	Total Leverage
	in millions
UPC Holding	€6,745.1	€146.6	3.55x	4.23x
Chellomedia Programming	220.1	6.2	3.78x	3.78x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. The following tables provide the appropriate reconciliations:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	in millions
UPC Holding
Total segment operating cash flow	€402.1	€346.9	€795.1	€685.8
Stock-based compensation expense	(9.8)	(13.7)	(18.2)	(27.8)
Depreciation and amortization	(276.2)	(270.7)	(546.5)	(541.2)
Related party fees and allocations, net	7.4	5.6	8.1	10.3
Impairment, restructuring and other operating charges, net	(2.3)	(1.5)	(5.0)	(4.1)

Operating income	€121.2	€66.6	€233.5	€123.0

Chellomedia Programming[5]
Total segment operating cash flow	€14.0	€12.6	€27.1	€23.7
Stock-based compensation expense	(0.1)	(1.0)	(0.2)	(1.9)
Depreciation and amortization	(4.3)	(4.1)	(8.4)	(7.9)
Related party management fees	(1.2)	(1.6)	(1.2)	(3.2)
Impairment, restructuring and other operating charges	(0.3)	—	(0.3)	(0.2)

Operating income	€8.1	€5.9	€17.0	€10.5

[5]	The figures for the three and six months ended June 30, 2007 reflect transfers between entities under common control as if the transfers had occurred on January 1, 2007.

[6]

In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on June 30, 2008 results, and are subject to completion of our second quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[7]	Debt for UPC Holding reflects only third party debt. Debt for Chellomedia Programming reflects third party debt and a loan payable to a related party of €9 million.

	Consolidated Operating Data – June 30, 2008
					Video					Internet		Telephony
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable (11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,723,500	2,616,800	2,091,700	3,273,500	1,496,600	592,100	—	—	2,088,700	2,616,800	658,700	2,554,100	526,100
Switzerland(13)	1,866,000	1,325,000	1,562,800	2,350,800	1,240,300	321,300	—	—	1,561,600	1,515,000	479,700	1,513,000	309,500
Austria	1,109,200	1,109,200	758,700	1,196,000	451,600	106,100	—	—	557,700	1,109,200	433,700	1,109,200	204,600
Ireland	863,300	448,400	575,400	670,400	239,800	226,500	—	96,300	562,600	448,400	89,300	298,100	18,500

Total Western Europe	6,562,000	5,499,400	4,988,600	7,490,700	3,428,300	1,246,000	—	96,300	4,770,600	5,689,400	1,661,400	5,474,400	1,058,700

Hungary	1,178,600	1,135,500	974,000	1,382,100	640,500	48,100	173,500	—	862,100	1,135,500	305,500	1,138,000	214,500
Romania(14)	2,061,700	1,610,300	1,314,300	1,651,400	1,131,600	52,800	130,000	—	1,314,400	1,485,000	218,200	1,423,100	118,800
Poland	1,979,100	1,629,500	1,070,700	1,491,800	1,002,000	11,300	—	—	1,013,300	1,629,500	343,000	1,583,900	135,500
Czech Republic	1,285,300	1,137,700	783,500	1,071,400	373,600	186,400	119,900	—	679,900	1,137,700	283,700	1,113,900	107,800
Slovakia	465,900	354,500	294,800	348,300	240,100	11,000	30,000	6,700	287,800	325,300	46,800	233,800	13,700
Slovenia	199,100	145,100	149,300	210,900	144,100	1,300	—	3,900	149,300	145,100	45,900	145,100	15,700

Total Central and Eastern Europe	7,169,700	6,012,600	4,586,600	6,155,900	3,531,900	310,900	453,400	10,600	4,306,800	5,858,100	1,243,100	5,637,800	606,000

Total UPC Broadband Division	13,731,700	11,512,000	9,575,200	13,646,600	6,960,200	1,556,900	453,400	106,900	9,077,400	11,547,500	2,904,500	11,112,200	1,664,700

Telenet (Belgium)(15)	1,928,700	1,928,700	1,977,400	3,212,200	1,209,900	478,500	—	—	1,688,400	2,756,300	934,800	2,756,300	589,000

J:COM (Japan)	9,940,100	9,940,100	2,759,600	4,931,000	605,200	1,640,300	—	—	2,245,500	9,939,500	1,280,600	9,562,500	1,404,900

The Americas:
VTR (Chile)	2,464,300	1,690,200	1,017,700	2,011,800	602,900	267,200	—	—	870,100	1,690,200	564,000	1,668,100	577,700
Puerto Rico	342,200	342,200	116,300	174,200	—	84,800	—	—	84,800	342,200	64,100	342,200	25,300

Total The Americas	2,806,500	2,032,400	1,134,000	2,186,000	602,900	352,000	—	—	954,900	2,032,400	628,100	2,010,300	603,000

Austar (Australia)	2,474,500	—	695,400	695,400	—	6,200	688,900	—	695,100	30,400	300	—	—

Grand Total	30,881,500	25,413,200	16,141,600	24,671,200	9,378,200	4,033,900	1,142,300	106,900	14,661,300	26,306,100	5,748,300	25,441,300	4,261,600

	Subscriber Variance Table – June 30, 2008 vs. March 31, 2008
					Video					Internet		Telephony
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	9,000	8,600	(30,100)	(900)	(59,300)	29,400	—	—	(29,900)	8,600	8,400	8,700	20,600
Switzerland(13)	8,900	9,000	4,200	27,700	(17,300)	21,600	—	—	4,300	9,000	11,900	9,000	11,500
Austria	29,000	29,000	17,700	27,300	(12,800)	29,100	—	—	16,300	29,000	600	29,000	10,400
Ireland	(1,100)	26,300	(13,500)	(8,600)	(7,700)	(2,900)	—	(5,400)	(16,000)	26,300	2,800	49,400	4,600

Total Western Europe	45,800	72,900	(21,700)	45,500	(97,100)	77,200	—	(5,400)	(25,300)	72,900	23,700	96,100	47,100

Hungary	7,700	12,300	(4,200)	3,900	(55,900)	48,100	500	—	(7,300)	12,300	6,100	12,400	5,100
Romania(14)	2,800	33,000	(27,100)	(9,700)	(36,300)	4,000	5,300	—	(27,000)	33,000	10,700	33,000	6,600
Poland	9,200	41,500	400	23,700	(11,600)	11,300	—	—	(300)	41,500	16,800	35,700	7,200
Czech Republic	29,900	54,300	10,300	24,700	(35,000)	30,900	(3,000)	—	(7,100)	54,300	15,700	33,500	16,100
Slovakia	1,200	12,900	(10,500)	(7,700)	(15,300)	4,900	100	(500)	(10,800)	12,500	1,800	64,700	1,300
Slovenia	1,100	2,100	(3,400)	(500)	(3,700)	200	—	100	(3,400)	2,100	600	2,100	2,300

Total Central and Eastern Europe	51,900	156,100	(34,500)	34,400	(157,800)	99,400	2,900	(400)	(55,900)	155,700	51,700	181,400	38,600

Total UPC Broadband Division	97,700	229,000	(56,200)	79,900	(254,900)	176,600	2,900	(5,800)	(81,200)	228,600	75,400	277,500	85,700

Telenet (Belgium)(15)	4,400	4,400	(2,000)	30,900	(47,200)	40,300	—	—	(6,900)	6,200	21,200	6,200	16,600

J:COM (Japan)	65,900	65,900	44,900	108,500	(55,600)	76,800	—	—	21,200	65,300	38,400	66,900	48,900

The Americas:
VTR (Chile)	11,700	27,800	15,300	47,900	(35,800)	45,900	—	—	10,100	27,800	25,300	28,100	12,500
Puerto Rico	700	700	(500)	4,500	—	(300)	—	—	(300)	700	2,100	700	2,700

Total The Americas	12,400	28,500	14,800	52,400	(35,800)	45,600	—	—	9,800	28,500	27,400	28,800	15,200

Austar (Australia)	6,100	—	16,900	16,900	—	(2,600)	19,500	—	16,900	—	—	—	—

Grand Total	186,500	327,800	18,400	288,600	(393,500)	336,700	22,400	(5,800)	(40,200)	328,600	162,400	379,400	166,400

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	50,500	182,800	(94,200)	39,800	(284,800)	176,000	2,900	(6,100)	(112,000)	182,400	66,900	252,200	84,900
Telenet (Belgium)	4,400	4,400	(2,000)	30,900	(47,200)	40,300	—	—	(6,900)	6,200	21,200	6,200	16,600
J:COM (Japan)	65,900	65,900	44,900	108,500	(55,600)	76,800	—	—	21,200	65,300	38,400	66,900	48,900
The Americas	12,400	28,500	14,800	52,400	(35,800)	45,600	—	—	9,800	28,500	27,400	28,800	15,200
Austar (Australia)	6,100	—	16,900	16,900	—	(2,600)	19,500	—	16,900	—	—	—	—

Total Organic Change	139,300	281,600	(19,600)	248,500	(423,400)	336,100	22,400	(6,100)	(71,000)	282,400	153,900	354,100	165,600

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Forcomnet (Czech Republic)	21,900	20,900	8,300	10,400	6,700	—	—	—	6,700	20,900	3,700	—	—
Acquisition - UpperAustria (Austria)	25,300	25,300	26,200	26,200	20,600	—	—	—	20,600	25,300	4,800	25,300	800

Total Q2 acquisitions	47,200	46,200	34,500	36,600	27,300	—	—	—	27,300	46,200	8,500	25,300	800

Q2 2008 Ireland adjustment	—	—	3,500	3,500	2,600	600	—	300	3,500	—	—	—	—

Net adjustments for M&A and other	47,200	46,200	38,000	40,100	29,900	600	—	300	30,800	46,200	8,500	25,300	800

Total Net Adds (Reductions)	186,500	327,800	18,400	288,600	(393,500)	336,700	22,400	(5,800)	(40,200)	328,600	162,400	379,400	166,400

Footnotes for pages 17 – 18

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 15), or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 598,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet’s Analog Cable Subscribers at June 30, 2008, include 21,000 subscribers who receive Telenet’s premium video service on a stand alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.

(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Telenet’s and Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom and Telenet over partner networks receive analog cable services from the partner networks as opposed to Cablecom and Telenet.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of June 30, 2008 exclude an aggregate of 153,800 mobile telephony subscribers in the Netherlands, Australia and Belgium. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2008 subscriber table is based on March 31, 2008 data. In our June 30, 2008 subscriber table, Cablecom’s partner networks account for 66,000 Customer Relationships, 99,500 RGUs, 37,700 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 37,700 Internet Subscribers, and 24,100 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2008 subscriber table.

(14)	As previously reported, we did not disconnect any non-paying subscribers in Romania during the first quarter of 2008 due to an ongoing conversion to a new billing system. Following the completion of the billing system conversion during the second quarter of 2008, we reinitiated Romania’s non-pay disconnect procedures and processed the backlog of non-pay disconnects and the normal disconnect activity for the quarter.

(15)	Pursuant to certain agreements, Telenet offers premium video, broadband internet and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our June 30, 2008 subscriber table, Telenet’s partner network accounts for 460,500 RGUs, 827,600 Internet Homes Serviceable and Telephony Homes Serviceable, 21,000 premium video subscribers (included in our Analog Cable Subscribers), 272,400 Internet Subscribers and 167,100 Telephony Subscribers. In addition, Telenet’s partner network accounts for 827,600 Homes Passed and Two-way Homes Passed that are not included in our June 30, 2008 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.